UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2016 (January 28, 2016)

Global Medical REIT Inc.

 (Exact name of registrant as specified in its charter)

Maryland	8091371022	46-4757266
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4800 Montgomery Lane, Suite 450 Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	202-524-6851

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of an Acquisition or Disposition of Assets

On January 28, 2016, Global Medial REIT Inc. (the “Company”, “we”, “us”, “our”) closed an Asset Purchase Agreement (the “Agreement”) with an unrelated party Star Medreal, LLC, a Texas limited liability company (the “Seller”), to acquire an approximately 24,000 square foot, eight (8) bed acute hospital facility (the “Facility”) located in Plano, Texas, along with all real property and improvements thereto for approximately $17.5 million (the “Purchase Price”). Under the terms of the Agreement, the Company was also obligated to pay a development fee of $500,000 to Lumin, LLC at closing. The property was leased back via an absolute triple-net lease agreement that expires in 2036. The tenant is Star Medical Center, LLC and Lumin Health, LLC serves as guarantor. Lumin Health, LLC is an affiliate and management company for Star Medical Center, LLC. The tenant has two successive options to renew the lease for ten (10) year periods on the same terms and conditions as the primary non-revocable lease term with the exception of rent, which will be computed at then prevailing fair market value as determined by an appraisal process defined in the lease. The terms of the lease also provide for a tenant allowance up to $2.75 million for a 6,400 square foot expansion to be paid by the Company.

Material terms of the Agreement provide for: (i) an initial deposit from us in the amount of $25,000 that was paid on October 2, 2015 and was credited to the Purchase Price at closing; (ii) a closing date that shall occur on or before January 29, 2016, and (iii) our completion of all due diligence which we finalized prior to the closing date.  The Agreement also contains additional customary covenants, representations and warranties.

The Company entered into a Promissory Note and Deed of Trust on January 28, 2016, (the “Loan”) with East West Bank (the “Lender”) to borrow the principal amount of Nine Million Two Hundred Twenty-Three Thousand Five Hundred and No/100 Dollars ($9,223,500) (the “Principal”).  The Loan matures on January 28, 2021 (the “Scheduled Maturity Date”), five (5) years from the closing date. The proceeds of the Loan were used to (i) acquire the real property and all other assets under the Agreement; (ii) fund certain subaccounts; and (iii) pay transaction costs. No amount repaid in respect of the Loan may be re-borrowed.  At closing the Company paid the Lender a non-refundable deposit of Fifty Thousand and No/100 Dollars ($50,000.00) and a non-refundable commitment fee of Forty Six Thousand One Hundred Seventeen and 50/100 ($46,117.50).

The Loan shall bear interest at a rate per annum equal to the Wall Street Journal Prime Rate [as quoted in the "Money Rates" column of The Wall Street Journal (Western Edition)], rounded to two decimal places, as it may change from time to time, plus 0.50%, but not less than 4.0%.  Loan payments will consist of both and interest and principal pay down component.  The Company shall begin making Loan payments on March 10, 2016, and on the tenth day of each calendar month thereafter.  The entire outstanding principal balance of the Loan, together with accrued and unpaid interest and any other amounts due under the Loan documents, shall be due and payable on the Scheduled Maturity Date. The Company may prepay the loan in full at any time, or in part from time to time, without premium or penalty.

Additional funding for this transaction was received from its majority shareholder in the amount of $9,369,310 (consisting of $9,025,000 funded directly for this transaction and $344,310 that was in escrow from previous funding from the majority shareholder). The $9,369,310 is recorded by the Company as unsecured Convertible Debentures due to its majority shareholder on demand, bearing interest at eight percent (8%) per annum.  The majority shareholder may elect to convert all or a portion of the outstanding principal amount of the Convertible Debenture into shares of the Company’s common stock in an amount equal to the principal amount of the Convertible Debenture, together with accrued but unpaid interest, divided by $12.748.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement. The Agreement was previously disclosed as Exhibit 10.1 to the Current Report on Form 8-K filed on November 20, 2015.

Item 9.01

Financial Statements and Exhibits

(a)

Financial Statements of Business Acquired

The financial information that is required pursuant to this Item will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(b)

Pro-forma Financial Information

The pro-forma financial information that is required pursuant to this Item will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(d)

Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Medical REIT Inc.
Date: February 3, 2016	By: /s/ David Young
David Young Chief Executive Officer (Principal Executive Officer)

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